Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Nos. 333-260759, 333-234506 and 333-234505 on Form S-8 of Mayville Engineering Company, Inc. of our report dated March 15, 2023, relating to the financial statements of Mid-States Aluminum Corp. as of and for the year ended December 31, 2022 appearing in this Current Report on Form 8-K/A.

/s/ Wipfli LLP

Appleton, Wisconsin

September 12, 2023